UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 2, 2010

BIOSTAR PHARMACEUTICALS, INC.
(Exact name of registrant as specified in Charter)

Maryland	001-34708	20-8747899
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

No. 588 Shiji Avenue
Xiangyang City, Shaanxi Province
People’s Republic of China 712046
(Address of Principal Executive Offices)

86-029-33686638
 (Issuer Telephone Number)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

              Effective close of business on June 30, 2010, Ms. Elaine Zhao resigned as the Registrant’s Chief Financial Officer. The decision by Ms. Zhao to resign from her position was not the result of any material disagreement with the Registrant on any matter relating to the Registrant’s operations, policies or practices.

              On June 30, 2010, the Registrant’s board of directors appointed Mr. Deyin Chen as the Registrant’s Chief Financial Officer to replace Ms. Zhao, effective July 1, 2010.

             Mr. Chen has been working as an independent advisor in Shanghai from July 2009 to the present. From October 2004 to June 2009, he was a partner of Trenwith Securities, LLC, an independent investment banking affiliate of BDO Seidman LLP, one of the U.S. leading professional services organizations. Mr. Chen served as a senior business consultant at Ernst & Young in Toronto, Canada from October 2001 to September 2004. From November 2000 to October 2001, Mr. Chen served as a senior financial advisor at IBM Global Services in Toronto. He worked as the chief financial officer of Ashland Inc., a U.S. Fortune 500 company, in its Ohio and China operations from October 1998 to October 2000.  Mr. Chen received a Bachelor of Science in Nuclear Physics in 1987 from Fudan University in Shanghai. He also has two Master of Science degrees in Nuclear Engineering and Accountancy, which he received from the University of Cincinnati in 1995 and 1997 respectively. In 2004, Mr. Chen received an MBA from York University.

             In connection with his appointment, the Registrant entered into an employment agreement with Mr. Chen, pursuant to which he will serve as the Registrant’s Chief Financial Officer for a one-year term (the “Term”). Mr. Chen will be entitled to receive a base pay of RMB 50,000 (approximately $7,354) per month, payable on the last day of each month, as well as reimbursement for actual out-of-pocket expenses incurred in the performance of his duties, including travel expenses.

             Additionally, upon stockholder approval of the Registrant’s 2009 Incentive Stock Plan (the “Plan”), Mr. Chen will be granted a non-statutory option pursuant to the Plan to purchase up to 360,000 shares of the Registrant’s common stock, at an exercise price of $2.80 per share, provided that if the exercise price is less than 85% of the per share fair market value on the grant date, then the effective exercise price will be adjusted to 85% of the then per share fair market value (the “Option”). The Option vests and becomes exercisable as to one third (1/3) of the total number of shares subject to the Option every twelve months following the issuance date of the Option. The Option shall be exercisable for a period of five year. Mr. Chen is also entitled to a non-statutory option pursuant to the Plan to purchase up to 120,000 shares of the Registrant’s common stock at an exercise price of $2.80 per share (subject to the same adjustment as the exercise price for the Option) and exercisable for a period of five years (the “Financing Option”), if the Registrant completes a financing transaction of gross proceeds not less than $10 million during the Term through the efforts of Mr. Chen. In the event that the Plan is not approved at the Company’s annual meeting of stockholders, then immediately after such meeting, the Company shall grant to Mr. Chen stock options of like tenor and terms as the Option and the Financing Option as employment inducement grants.

            The foregoing description of the employment agreement with Mr. Chen is qualified in its entirety by a copy of such agreement attached to this current report on Form 8-K as Exhibit 99.1.

            Mr. Chen has no family relationships with any of the Registrant’s current directors, executive officers or persons nominated or appointed to become directors or executive officers.  There are also no related party transactions to report involving Mr. Chen.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description
99.1	Employment Agreement with Deyin Chen dated June 30, 2010

SIGNATURES

                In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 2, 2010	BIOSTAR PHARMACEUTICALS, INC. (Registrant)

	By:	/s/ Ronghua Wang
Ronghua Wang
Chief Executive Officer and President (Principal Executive Officer)